Exhibit 99.1

MEDIA CONTACT

Alan Chapple
Exide Technologies
678-566-9514
alan.chapple@exide.com

INVESTOR CONTACT

Rich Cockrell
Exide Technologies
678-566-9415
rich.cockrell@exide.com

FOR IMMEDIATE RELEASE

EXIDE TECHNOLOGIES APPOINTS PHILLIP DAMASKA
VICE PRESIDENT AND CORPORATE CONTROLLER

Alpharetta, Ga. – (September 2, 2005) – Exide Technologies (NASDAQ: XIDE, www.exide.com), a global leader in stored electrical-energy solutions, today announced the appointment of Phillip Damaska as Vice President and Corporate Controller, effective immediately. He joined Exide in January 2005 as Vice President Finance.

Mr. Damaska, 50, succeeds Ian Harvie, who has elected not to relocate from New Jersey to the Company’s executive offices in Alpharetta, Georgia. Mr. Harvie has agreed to remain with the Company for a short period of time to complete certain projects.

“I would like to congratulate Phil as he takes on additional responsibilities,” said

J. Timothy Gargaro, Executive Vice President and Chief Financial Officer. “I am confident that his proven track record will help drive the improvements in our systems, processes and controls, which we need to build a successful business.

“On behalf of the Board and the senior leadership team, I would also like to thank Ian for the financial leadership and support he has provided to the Company since joining Exide a little more than three years ago,” Mr. Gargaro said. “His work ethic and financial acumen will be missed, and we wish him well in his future endeavors.”

Prior to joining Exide, Mr. Damaska spent eight years with Freudenberg-NOK. His most recent assignment there was as President of Corteco, an automotive and industrial seal supplier that is part of the partnership’s global group of companies. Other leadership positions in that organization included Vice President and General Manager of Latin American Operations and Corporate Controller. Earlier, Mr. Damaska was Group Controller for AlliedSignal’s Automotive Aftermarket Division and Director of Operations and Financial Analysis for AlliedSignal Automotive.

Mr. Damaska holds a bachelor’s degree in accounting from Albion College and an MBA from the University of Detroit. He is a Certified Public Accountant in the state of Michigan.

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About Exide Technologies
Exide Technologies, with operations in 89 countries, is one of the world’s largest producers and recyclers of lead-acid batteries. The Company’s four global business groups – Transportation Americas, Transportation Europe and Rest of World, Industrial Energy Americas and Industrial Energy Europe and Rest of World – provide a comprehensive range of stored electrical energy products and services for industrial and transportation applications.

Transportation markets include original-equipment and aftermarket automotive, heavy-duty truck, agricultural and marine applications, and new technologies for hybrid vehicles and 42-volt automotive applications. Industrial markets include network power applications such as telecommunications systems, electric utilities, railroads, photovoltaic (solar-power related) and uninterruptible power supply (UPS), and motive-power applications including lift trucks, mining and other commercial vehicles.

Except for historical information, this press release may be deemed to contain “forward-looking” statements. The Company desires to avail itself of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 (the “Act”) and is including this cautionary statement for the express purpose of availing itself of the protection afforded by the Act.

Examples of forward-looking statements include, but are not limited to (a) projections of revenues, cost of raw materials, income or loss, earnings or loss per share, capital expenditures, growth prospects, dividends, the effect of currency translations, capital structure and other financial items, (b) statements of plans of and objectives of the Company or its management or Board of Directors, including the introduction of new products, or estimates or predictions of actions by customers, suppliers, competitors or regulating authorities, and (c) statements of future economic performance.

Factors that could cause actual results to differ materially from these forward looking statements include, but are not limited to, the following general factors such as: (i) adverse reactions by creditors, vendors, customers, and others to the going-concern modification in the Company’s audit report for the fiscal year ended March 31, 2005, (ii) the Company’s substantial debt and debt service requirements which may restrict the Company’s operational and financial flexibility, as well as imposing significant interest and financing costs and the Company’s ability to comply with the covenants in its debt agreements or obtain waivers of noncompliance, (iii) the fact that lead, a major constituent in most of the Company’s products, experiences significant fluctuations in market price and is a hazardous material that may give rise to costly environmental and safety claims, (iv) risks involved in foreign operations such as disruption of markets, changes in import and export laws, currency restrictions, currency exchange rate fluctuations and possible terrorist attacks against U.S. interests, (v) the Company’s exposure to fluctuations in interest rates on its variable debt, (xii) the Company’s ability to maintain and generate liquidity to meet its operating needs, (vi) general economic conditions, (vii) the ability to acquire goods and services and/or fulfill labor needs at budgeted costs, and (viii) the Company’s reliance on a single supplier for its polyethylene battery separators.

Some of the factors contained herein, and other factors, are enumerated in further detail in the Company’s most recent Form 10-Q filed on August 9, 2005, as well as in the Company’s Registration Statement on Form S-3 filed with the Securities and Exchange Commission on July 15, 2005, because such factors have, in some instances, affected and in the future could affect, the ability of the Company to achieve its projected results and may cause actual results to differ materially from those expressed herein.

Further information about Exide, including its financial results, is available at www.exide.com.